Exhibit 10.23

MIDATECH PHARMA PLC

Directors’ Indemnity Deed Poll 2015

THIS DEED OF INDEMNITY is made by way of deed poll on 5th August 2015

By MIDATECH PHARMA PLC a company incorporated in England and Wales with registered number 09216368 and whose registered office is at 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire OX14 4RQ (the Company).

BACKGROUND:

(A)	In relation to its current and future directors and company secretaries, the Company intends to both indemnify such persons and to undertake to maintain Directors’ and Officers’ insurance cover in respect of such persons.

(B)	The Company has entered into this Deed setting out the terms of the indemnity that constitutes a “qualifying third party indemnity provision” within the meaning of section 234 of the Companies Act 2006 together with the undertaking to maintain Directors’ and Officers’ insurance cover.

NOW IT IS HEREBY AGREED and the Company declares as follows:

1	Definitions

1.1	In this Deed the following words and expressions shall have the meaning set out against them:

Board	means the board of directors of the Company or of any of its subsidiaries from time to time or a duly authorised committee thereof;

Business Day	any day other than a Saturday or a Sunday or a bank or public holiday in England and Wales;

CA 2006	means the Companies Act 2006 (as amended);

Defence Costs	has the meaning given to that term in Clause 4.1;

Directors	means, together, all directors present and future of the Company and the Secretary, as at and as from the date of this Deed and reference to a “Director” shall refer to any of such persons;

Director’s Departure Date	means the date on which a Director ceases to be a director and/or company secretary of the Company and/or of any of its subsidiaries;

Relevant Application

an application to the court for relief under:

(i)     section 661(3) or (4) CA 2006 (acquisition of shares by innocent nominee), or

(ii)    section 1157 CA 2006 (general power to grant relief in case of honest and reasonable conduct);

Relevant Liability	any costs, charges, losses, expenses and liabilities incurred or sustained by a Director which the Company has agreed to indemnify the Director for pursuant to Clause 2.1;

Relevant Period	means, in respect of an individual Director, the period from the date of this Deed up to and including the day which is 36 months after a Director’s Departure Date; and

Secretary	means the company secretary of the Company or any of its subsidiaries;

Tax	any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected, assessed or administered by HM Revenue & Customs.

1.2	Unless the context otherwise requires, references to the singular shall include the plural and vice versa, references to any gender shall include all genders and references to person shall include any body corporate, firm, association, trust, government or local authority department or agency, partnership or other authority or body (whether corporate or unincorporated).

1.3	Whenever used in this Deed, the expression subsidiaries has the meaning given to that term by section 1159 of the CA 2006 and shall be deemed to include subsidiary undertakings (as defined by sections 1161 and 1162 of the CA 2006), and the expression associated company shall have the meaning given to that term by section 256 of the CA 2006.

1.4	References to Clauses are to clauses of this Deed and Clause headings are for ease of reference only and shall not affect the construction of this Deed.

1.5	References to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time (whether before or after the date of this Deed) and shall include any provisions of which they are re-enactments (whether with or without modification) and any sub-ordinate legislation made under such provisions.

2	Indemnities

2.1	The Company hereby agrees that it shall indemnify each Director and hold each Director harmless against all costs, charges, losses, expenses and liabilities incurred or sustained by him or her in the actual or purported exercise of his or her duties or powers or otherwise in connection with his or her office, including liabilities arising in connection with any act or omission, negligence, default, breach of duty or breach of trust by him in relation to the Company to the fullest extent permitted by law, subject only to the further provisions of this Deed.

2.2	The indemnity given by the Company to the Directors under Clause 2.1 shall not apply to any liability of or incurred by the relevant Director:

(a)	to the Company or to any of its associated companies;

(b)	to pay a fine imposed in criminal proceedings;

(c)	to pay a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising);

(d)	in defending any criminal proceedings in which he or she is convicted;

(e)	in defending any civil proceedings brought by the Company, or an associated company, in which judgement is given against him or her;

(f)	in connection with any Relevant Application in which a court refuses to grant him or her relief; and

(g)	in connection with any other matter which the board of directors of the Company may resolve from time to time in accordance with Clause 7.1 to exclude from the scope of the indemnity provided for under Clause 2.1.

2.3	A Director may seek indemnification for a Relevant Liability arising from civil proceedings brought by or against a third party in which judgement is given against the Director. The Company shall be under no obligation to indemnify the Director but shall be entitled to agree to do so at its sole discretion by resolution of its board of directors if, in all the circumstances and taking into account the Director’s level of culpability, the Company feels that it is proper to do so.

2.4	Indemnities given by the Company to a Director under this Clause 2 shall remain in full force and effect in respect of any Relevant Liability arising from the acts or omissions of the Director during his or her period of office including any Relevant Liability that crystallises after the Director ceases to hold office and any Relevant Liability which arises from acts or omissions preceding the date of this Deed.

3	Limitations

3.1	The total aggregate liability of the Company under this Deed to Directors shall not exceed £5,000,000 (Five Million Pounds).

3.2	Save for the payment of Defence Costs, which shall be governed by Clause 4, all payments to be made by the Company to a Director under or in connection with the indemnity contained in Clause 2.1 shall be claimed by the relevant Director not later than 12 months following the date that the Relevant Liability is incurred and shall be satisfied within 10 Business Days of production of satisfactory evidence of the Relevant Liability by the Director and free and clear of all deductions or withholdings except to the extent, if any, required by any applicable law or regulation.

4	Funding of Defence Costs

4.1	Upon request by a Director, the Company may agree, on a case by case basis and at its sole discretion, to fund all or part of the costs (“Defence Costs”) incurred or to be incurred by a Director, or on his behalf, in connection with defending any criminal or civil proceedings or any Relevant Application (“Defence”). Any such funding shall be treated as an interest free loan from the Company to the Director and shall be provided on the following conditions and otherwise on such terms as may be agreed by the Company with the Director at the time:

(a)	any funding provided by the Company in relation to Defence Costs shall be subject to the financial limit provided for in Clause 3.1;

(b)	if judgement is given in the Director’s favour or the proceedings are otherwise disposed of in any Defence without any finding or admission of any material breach on the Director’s part or he or she is acquitted or he or she is granted relief in connection with any Relevant Application, any Defence Costs paid by the Company in respect of the Defence shall be treated as costs falling within the scope of the indemnity set out in Clause 2.1 and no repayment shall be demanded by the Company;

(c)	if the proceedings involve:

(i)	criminal proceedings in which the Director is convicted; or

(ii)	civil proceedings in which a judgement or a finding is given against the Director; or

(iii)	a Relevant Application in which the court refuses to grant the Director relief,

then the Company’s obligations to make further contributions towards the Director’s Defence Costs shall cease and any funds paid by the Company towards the Director’s Defence Costs shall become immediately repayable to the Company on demand by the Company. Any amounts not so paid on demand shall incur interest at the rate of 2 per cent above the base rate of Santander UK plc from time to time until such time as payment is made.

4.2	Without prejudice to the generality of Clause 4.1(c), if a judgement is given against a Director in civil proceedings brought by a third party, the Company may in its absolute discretion elect to waive repayment of Defence Costs incurred on behalf of the Director or for his benefit if, in all the circumstances and taking into account the Director’s level of culpability, the Company feels that it is proper to do so

4.3	For the purposes of Clause 4.1, reference to a conviction, judgement or finding is reference to one that has become final as such term is defined by section 205(3) CA 2006.

5	Covenants of the Company and Third Parties

5.1	The Company covenants with the Directors and each of them to perform and observe the obligations on its part to the intent that this Deed shall enure for the benefit of each Director, each of whom may sue for the performance or observance of the provisions hereof so far as its relates to him or her, and all persons claiming through or under him or her.

5.2	The Company hereby covenants with the Directors that it will upon request supply any Director as soon as reasonably practicable with a copy of this Deed.

5.3	Except as provided in Clause 5.1, a person who is not a party to this Deed (a “third party”) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

6	Undertaking to maintain Directors’ and Officers’ insurance cover

6.1	Subject to the CA 2006 and the Company’s articles of association from time to time, the Company shall for the Relevant Period maintain in force (including by paying all necessary premiums) a Directors’ and Officers’ or other insurance policy for the benefit of the Directors with an authorised insurer of sound reputation and good standing that provides valid cover:

(a)	on terms and conditions of the policy as are referred to in Clause 6.1, whilst the Director holds office in the Company and/or in any of its subsidiaries, in respect of the acts or omissions of the Director (whether individually or as a member of the Board or a committee of the Board) in the actual or purported exercise of such person’s duties, powers or discretions or otherwise arising out of or in connection with such person’s appointment as a director of the Company (or Secretary) and/or of any of its subsidiaries including any such acts or omissions preceding the date of this Deed; and

(b)	on terms and conditions of the policy as are referred to in Clause 6.1, after the Director ceases to hold office in the Company and/or of any of its subsidiaries, in respect of the acts or omissions of the Director (whether individually or as a member of a Board) in the actual or purported exercise of such person’s duties, powers or discretions or otherwise arising out of or in connection with such person’s appointment during the time that such person held office as a director of the Company (or Secretary) and/or of any of its subsidiaries that:

(i)	has a level of cover and limits of indemnity; and

(ii)	has other terms

which, (in each case), are reasonably considered by the Company, acting in good faith, to be substantially equivalent to the Directors’ and Officers’ insurance policy in force and maintained by the Company on the Director’s Departure Date.

6.2	The provisions of this Clause 6 shall continue and survive any change of control of the Company (within the meaning of section 1124 of the Corporation Tax Act 2010).

7	Variations and Gross-up

7.1	The board of directors of the Company may resolve to vary the terms of Clauses 2, 3 and 4 of this Deed at any time and from time to time.

7.2	Any such variation made pursuant to clause 7.1 shall not be effective unless it is in writing signed by or on behalf of the Company and (save as may be required by law or regulation) no such variation shall be deemed to have retrospective effect in respect of existing claims by Directors under this indemnity.

7.3	If HM Revenue & Customs or any other taxing authority brings into charge for Tax any sum payable under the indemnity contained in Clause 2.1 or paid by the Company under Clause 4, the amount so payable or paid shall be increased by such amount as will ensure that the Director receives and retains (free from any liability to Tax) a net sum equal to the sum which he would have received had the sum payable under Clause 2.1 or Clause 4 not been subject to Tax.

8	Notices

8.1	Any notice or other type of communication, including any claim made by a Director, to be given under this Deed shall be in writing and shall be delivered personally or sent by pre-paid first class or special delivery post to the Company’s principal place of business which at the date of this Deed is:

Midatech Pharma PLC

65 Innovation Drive

Milton Park

Abingdon

Oxfordshire

OX14 RQ

Marked for the attention of: The Company Secretary

8.2	A notice or other communication including any claim made by a Director given under this Deed shall be deemed to have been received:

(a)	if delivered personally, upon delivery to the address referred to in Clause 8.1; and

(b)	if sent by pre-paid first class or special delivery post, at 9.00am on the second Business Day after the date of posting.

8.3	In proving the giving of a notice or other communication including any claim made by the Director it shall be sufficient to prove that the envelope containing it was addressed to the address provided for in this Clause 8 and delivered either to that address personally or into the custody of the postal authorities as a pre-paid first class or special delivery letter.

8.4	For the purposes of this Deed, notices or other communications including any claim made by the Director shall not be validly given if sent by e-mail.

9	English Law

9.1	This Deed shall be governed by and construed in accordance with the laws of England.

9.2	The Company agrees for the benefit of the Directors that the courts of England and Wales shall have jurisdiction to hear and determine any claim or dispute arising under or in connection with this Deed and for such purpose irrevocably submits to the jurisdiction of such courts.

IN WITNESS whereof this Deed has been executed and delivered as a Deed on the date set out at the head of this document.

Executed and Delivered as a	)
Deed by	)
MIDATECH PHARMA PLC	)
acting by:

/s/ Dr. J.N. Phillips
Director

Print name: Dr. J.N. Phillips

/s/ N. Robbins-Cherry
Secretary

Print name: N. Robbins-Cherry